Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under Item 3 and to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the American Medical Systems Holdings, Inc. 2005 Stock Incentive Plan of our reports dated March 8, 2005, with respect to the consolidated financial statements and schedule of American Medical Systems Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended January 1, 2005, American Medical Systems Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of American Medical Systems Holdings, Inc., filed with the Securities and Exchange Commission.

Minneapolis, Minnesota July 25, 2005	/s/ Ernst & Young LLP